Exhibit 99

MutualFirst Financial Announces First Quarter Earnings

MUNCIE, Ind., April 23, 2019 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the first quarter ended March 31, 2019 was $5.2 million, or $0.60 diluted earnings per common share. This compares to net income available to common shareholders for the same period in 2018 of $4.0 million, or $0.50 diluted earnings per common share. The net income for the first quarter ended March 31, 2019 represents an annualized return on average assets of 1.02% and return on average tangible common equity of 11.73% compared to 0.93% and 10.53%, respectively, for the same period of last year.

Other financial highlights for the first quarter of 2019 include:

  Organic net loan growth in non-residential consumer loans of $10.1 million, or 15.2% on an annualized basis and in commercial loans of $6.3 million, or 3.7% on an annualized basis.
  Deposit growth of $40.5 million, or 10.7% on an annualized basis.
  Tangible book value per share increased $1.00 to $21.51 and tangible common equity to total assets increased to 9.10% compared to 8.72% at December 31, 2018.
  Net interest income increased $2.5 million over the same period in 2018, while margin remained constant, primarily due to the Universal Bancorp acquisition (the "Acquisition").
  Non-interest income increased $650,000 over the same period in 2018 primarily due to an increase in net gain on sale of mortgages and the Acquisition.
  Non-interest expense increased $1.6 million over the same period in 2018 primarily due to the Acquisition.

"We are pleased with the start of 2019 and believe the results are indicative of our successful acquisition of Universal in 2018," said David W. Heeter, President and CEO.

Balance Sheet

Assets increased $14.8 million as of March 31, 2019 compared to December 31, 2018. The gross loan portfolio increased by $8.2 million, or 2.2% annualized, primarily due to organic loan growth of $10.1 million, or 15.2% of annualized growth in non-residential consumer loans and $6.3 million, or 3.7% of annualized growth in commercial loans. These increases were partially offset by a reduction in residential loan balances of $8.3 million. The mix of loans in our portfolio as of March 31, 2019 compared to December 31, 2018 continued to shift toward our desired strategic objective of increasing commercial and consumer loans. Commercial loans increased to 46.2% of total loans compared to 46.0%, residential loans decreased to 35.4% compared to 36.2% and non-residential consumer loans increased to 18.4% compared to 17.8%. Loans held for sale increased $4.7 million as activity in our mortgage banking division increased in the first quarter of 2019. Investment securities also increased by $3.1 million primarily as a result of increasing market value due to declining longer-term interest rates.

Deposits increased by $40.5 million, or 10.7% on an annualized basis as of March 31, 2019 compared to December 31, 2018. The increase was a result of certificates of deposit increasing $24.5 million and core deposits increasing $16.4 million. As of March 31, 2019, core deposits totaled $1.0 billion, or 67.1% of total deposits and certificates of deposit totaled $513 million, or 32.9% of total deposits. This is compared to a mix of core deposits of 67.8% and certificates of deposit of 32.2% as of December 31, 2018. The increase in deposits helped reduce FHLB advances by $36.3 million.

Mr. Heeter commented, "Our loan mix continues to shift toward our strategic objectives. We believe our new markets provide us opportunities to organically grow our loan portfolio within our strategic plan. Deposit growth in the first quarter was seasonally strong. Our core deposit mix should continue to remain fairly constant as we fund our loan growth."

Allowance for loan losses increased to $13.4 million as of March 31, 2019 compared to $13.3 million as of December 31, 2018. The allowance for loan losses to non-performing loans as of March 31, 2019 was 206% compared to 146% as of December 31, 2018. The allowance for loan losses to total loans as of March 31, 2019 remained the same at 0.89% compared to December 31, 2018. Non-performing loans to total loans at March 31, 2019 were 0.43% compared to 0.61% at December 31, 2018. Non-performing assets to total assets were 0.40% at March 31, 2019 compared to 0.54% at December 31, 2018.

Stockholders' equity was $211.2 million at March 31, 2019, an increase of $8.8 million from December 31, 2018. This increase included net income available to common shareholders of $5.2 million and an increase in accumulated other comprehensive income of $5.1 million, due to the market value changes in the investment portfolio discussed above. These increases were partially offset by common stock cash dividends paid of $1.7 million during the first quarter of 2019. The Company's tangible book value per common share as of March 31, 2019 increased to $21.51 compared to $20.51 as of December 31, 2018 and the tangible common equity ratio increased to 9.10% as of March 31, 2019 compared to 8.72% as of December 31, 2018.

Income Statement

Net interest income before the provision for loan losses increased $2.5 million for the quarter ended March 31, 2019 compared to the same period in 2018. The increase in net interest income was a result of an increase of $292.1 million in average interest earning assets, due to the Acquisition in the first quarter 2018 and organic loan growth. Net interest margin was 3.35%, which was the same in the first quarter of 2019 as in the first quarter of 2018. The tax equivalent net interest margin increased one basis point to 3.43% as of the first quarter of 2019 compared to the first quarter of 2018. The net interest margin in the first quarter of 2019 was aided by approximately three basis points of accretion from purchase accounting related to the acquisition. On a linked-quarter basis, net interest income decreased $452,000 primarily due to a decline in accretion from purchase accounting and a reduction in days in the quarter compared to the fourth quarter of 2018. Net interest margin declined twelve basis points on a linked-quarter due to a six basis point decline in accretion from purchase accounting and approximately six basis point decline due to two less days in the first quarter of 2019 compared to the fourth quarter of 2018.

Provision for loan losses in the first quarter of 2019 was $475,000, a $25,000 increase from last year's comparable period. Provision for loan losses was calculated based on management's ongoing evaluation of the adequacy of the allowance for loan losses, which is partially attributable to an increasing loan portfolio and net charge offs of $392,000, or 0.10% of total average loans on an annualized basis in the first quarter of 2019 compared to net charge offs of $300,000, or 0.09% of total average loans on an annualized basis, in the first quarter of 2018.

Non-interest income for the first quarter of 2019 was $5.1 million, an increase of $650,000 compared to the first quarter of 2018. Increases in non-interest income included an increase of $395,000 on gain on sale of loans due to a 31% increase in the dollar amount of sold mortgages and a $244,000 increase in service fee income on deposit accounts aided by increases in interchange fee income along with increases due to the Acquisition. An increase on net gain on sale of investments of $290,000 was primarily due to an opportunistic restructure of a portion of the investment portfolio. These increases were partially offset by a decrease in other income due to $325,000 of death benefits received on bank-owned life insurance policies in the first quarter of 2018 which was not repeated in the first quarter of 2019. On a linked-quarter basis, non-interest income decreased $211,000 primarily due to a decline of $582,000 in service charges on deposit accounts due to seasonality of interchange income. This decline was partially offset by an increase of $306,000 in net gain on sale of investments and an increase of $128,000 in net gain on sale of loans.

Non-interest expense increased $1.6 million when comparing the first quarter of 2019 with the same period in 2018. The increase was primarily due to the Acquisition, which closed on February 28, 2018. On a linked-quarter basis, non-interest expense decreased $460,000 primarily due to a decrease in salaries and employee benefits of $335,000 primarily as a result of a reduction in health insurance expense.

The effective tax rate for the first quarter of 2019 was 14.0% compared to 12.7% in the same quarter of 2018. The increase was due to an increase in taxable income compared to tax free income.

"2019 has started off well and we are pleased with the results from our acquisition of Universal in 2018. We believe that the enhancements made in 2018 will continue our performance momentum with our larger footprint," Mr. Heeter concluded.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-nine full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ Global Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

		(Audited)
	March 31,	December 31,	March 31,
Balance Sheet (Unaudited):	2019	2018	2018
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$ 31,350	$ 33,414	$ 41,069
Interest-bearing time deposits	4,311	4,239	4,627
Investment securities - AFS	373,937	370,875	354,145
Loans held for sale	8,702	3,987	3,686
Loans, gross	1,504,093	1,495,943	1,449,426
Allowance for loan losses	(13,364)	(13,281)	(12,537)
Net loans	1,490,729	1,482,662	1,436,889
Premises and equipment, net	28,580	25,641	26,208
FHLB of Indianapolis stock	13,115	13,034	12,820
Deferred tax asset, net	6,674	7,744	10,665
Cash value of life insurance	60,462	60,160	59,209
Other real estate owned and repossessed assets	1,752	2,013	1,753
Goodwill	22,310	22,310	23,869
Core deposit and other intangibles	3,356	3,569	4,509
Other assets	18,863	19,665	16,656
Total assets	$ 2,064,141	$ 2,049,313	$ 1,996,105

Liabilities and Stockholders' Equity
Deposits	$ 1,559,771	$ 1,519,225	$ 1,540,452
FHLB advances	256,236	292,497	230,546
Other borrowings	21,223	17,988	18,110
Other liabilities	15,747	17,240	15,935
Stockholders' equity	211,164	202,363	191,062
Total liabilities and stockholders' equity	$ 2,064,141	$ 2,049,313	$ 1,996,105

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2019	2018	2018
	(000)	(000)	(000)

Total interest and dividend income	$ 21,302	$ 21,489	$ 16,748
Total interest expense	5,260	4,995	3,164

Net interest income	16,042	16,494	13,584
Provision for loan losses	475	600	450
Net interest income after provision
for loan losses	15,567	15,894	13,134

Non-interest income
Service fee income	1,808	2,390	1,564
Net realized gain on sales of AFS securities	444	138	154
Commissions	1,196	1,114	1,262
Net gain on sale of loans	1,030	902	635
Net servicing fees	149	158	150
Increase in cash value of life insurance	302	315	289
Net gain (loss) on sale of other real estate and repossessed assets	(29)	(9)	(68)
Other income	185	288	449
Total non-interest income	5,085	5,296	4,435

Non-interest expense
Salaries and employee benefits	8,560	8,895	7,289
Net occupancy expenses	1,044	986	897
Equipment expenses	647	625	556
Data processing fees	651	686	593
Advertising and promotion	329	331	360
ATM and debit card expense	562	582	471
Deposit insurance	207	207	257
Professional fees	408	463	782
Software subscriptions and maintenance	769	732	594
Other real estate and repossessed assets	53	49	45
Intangible amortization	214	249	163
Other expenses	1,115	1,214	970
Total non-interest expense	14,559	15,019	12,977

Income before income taxes	6,093	6,171	4,592
Income tax provision	855	881	585
Net income available to common shareholders	$ 5,238	$ 5,290	$ 4,007

Pre-tax pre-provision earnings (1)	$ 6,568	$ 6,771	$ 5,042

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		3/31/2019			3/31/2018
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest-bearing deposits	$ 24,688	$ 88	1.43%	$ 21,686	$ 67	1.24%
Mortgage-backed securities:
Available-for-sale	218,076	1,523	2.79	175,951	1,127	2.56
Investment securities:
Available-for-sale	152,592	1,243	3.26	130,858	1,039	3.18
Loans receivable	1,504,429	18,270	4.86	1,280,521	14,325	4.47
Stock in FHLB of Indianapolis	13,088	178	5.44	11,765	190	6.46
Total interest-earning assets (2)	1,912,873	21,302	4.45	1,620,781	16,748	4.13
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	140,226			108,909
Total assets	$ 2,053,099			$ 1,729,690

Interest-Bearing Liabilities:
Demand and NOW accounts	$ 399,719	784	0.78	$ 344,426	437	0.51
Savings deposits	184,481	5	0.01	157,519	5	0.01
Money market accounts	181,866	330	0.73	183,643	220	0.48
Certificate accounts	508,575	2,454	1.93	405,893	1,445	1.42
Total deposits	1,274,641	3,573	1.12	1,091,481	2,107	0.77
Borrowings	287,265	1,687	2.35	234,946	1,057	1.80
Total interest-bearing liabilities	1,561,906	5,260	1.35	1,326,427	3,164	0.95
Non-interest bearing deposit accounts	267,668			223,763
Other liabilities	19,080			16,047
Total liabilities	1,848,654			1,566,237
Stockholders' equity	204,445			163,453
Total liabilities and stockholders' equity	$ 2,053,099			$ 1,729,690

Net interest earning assets	$ 350,967			$ 294,354

Net interest income		$ 16,042			$ 13,584

Net interest rate spread (4)			3.11%			3.18%

Net interest margin (4)			3.35%			3.35%

Net interest margin, tax equivalent (3)(4)			3.43%			3.42%

Average interest-earning assets to
average interest-bearing liabilities			122.47%			122.19%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2019	2018	2018

Share and per share data:
Average common shares outstanding:
Basic	8,621,406	8,590,729	7,810,916
Diluted	8,745,821	8,732,290	7,965,893
Per common share:
Basic earnings	$ 0.61	$ 0.62	$ 0.51
Diluted earnings	$ 0.60	$ 0.61	$ 0.50
Dividends	$ 0.20	$ 0.20	$ 0.18

Dividend payout ratio	33.33%	32.79%	36.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(4)	1.02%	1.04%	0.93%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(4)	11.73%	12.56%	10.53%
Interest rate spread information:
Average during the period(4)	3.11%	3.22%	3.18%

Net interest margin(4)(5)	3.35%	3.47%	3.35%

Efficiency Ratio	68.91%	68.93%	72.02%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	122.47%	124.01%	122.19%

Allowance for loan losses:
Balance beginning of period	$ 13,281	$ 13,009	$ 12,387
Net charge-offs (recoveries):
Real Estate:
Commercial	51	40	53
Commercial construction and development	0	0	0
Consumer closed end first mortgage	40	23	12
Consumer open end and junior liens	0	0	0
Total real estate loans	91	63	65
Other loans:
Auto	88	5	(10)
Boat/RV	171	212	131
Other	42	48	30
Commercial and industrial	0	0	84
Total other	301	265	235

Net charge-offs (recoveries)	392	328	300
Provision for loan losses	475	600	450
Balance end of period	$ 13,364	$ 13,281	$ 12,537

Net loan charge-offs to average loans (4)	0.10%	0.09%	0.09%

	March 31,	December 31,	March 31,
	2019	2018	2018

Total shares outstanding	8,624,462	8,603,462	8,574,924
Tangible book value per common share	$ 21.51	$ 20.51	$ 18.97
Tangible common equity to tangible assets	9.10%	8.72%	8.27%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$ 1,281	$ 4,782	$ 1,415
Commercial construction and development	-	62	17
Consumer closed end first mortgage	3,759	2,777	3,633
Consumer open end and junior liens	212	273	223
Total real estate loans	5,252	7,894	5,288
Other loans:
Auto	64	88	11
Boat/RV	646	470	367
Other	44	46	21
Commercial and industrial	267	91	208
Total other	1,021	695	607
Total non-accrual loans	6,273	8,589	5,895
Accruing loans past due 90 days or more	206	517	38
Total nonperforming loans	6,479	9,106	5,933
Real estate owned	1,141	1,223	1,390
Other repossessed assets	611	790	363
Total nonperforming assets	$ 8,231	$ 11,119	$ 7,686

Performing restructured loans (6)	$ 1,087	$ 2,571	$ 913

Asset Quality Ratios:
Non-performing assets to total assets	0.40%	0.54%	0.39%
Non-performing loans to total loans	0.43%	0.61%	0.41%
Allowance for loan losses to non-performing loans	206%	146%	211%
Allowance for loan losses to loans receivable	0.89%	0.89%	0.86%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Non-GAAP Measurements (7)	2019	2018	2018

Total stockholders' equity (GAAP)	$ 211,164	$ 202,363	$ 191,062
Less: Intangible assets	25,667	25,879	28,378
Tangible common equity (non-GAAP)	$ 185,497	$ 176,484	$ 162,684

Total assets (GAAP)	$ 2,064,141	$ 2,049,313	$ 1,996,105
Less: Intangible assets	25,667	25,879	28,378
Tangible assets (non-GAAP)	$ 2,038,474	$ 2,023,434	$ 1,967,727

Tangible common equity to tangible assets (non-GAAP)	9.10%	8.72%	8.27%

Book value per common share (GAAP)	$ 24.48	$ 23.52	$ 22.28
Less: Effect of intangible assets	2.98	3.01	3.31
Tangible book value per common share	$ 21.51	$ 20.51	$ 18.97

Return on average stockholders' equity (GAAP)	10.25%	10.87%	9.81%
Add: Effect of intangible assets	1.48%	1.69%	0.72%
Return on average tangible common equity (non-GAAP)	11.73%	12.56%	10.53%

Total tax free interest income (GAAP)
Loans receivable	$ 102	$ 106	$ 100
Investment securities	1,209	1,226	944
Total tax free interest income	$ 1,311	$ 1,332	$ 1,044
Total tax free interest income, gross (at 21%)	$ 1,659	$ 1,686	$ 1,322

Net interest margin, tax equivalent (non-GAAP)
Net interest income (GAAP)	$ 16,042	$ 16,494	$ 13,584
Add: Tax effect tax free interest income (3)	348	354	278
Net interest income (non-GAAP)	16,390	16,848	13,862
Divided by: Average interest-earning assets	1,912,873	1,898,949	1,620,871
Net interest margin, tax equivalent	3.43%	3.55%	3.42%

One-time merger related expenses
Non-tax deductible	$ -	$ -	$ 220
Tax deductible	-	79	385
Total one-time merger related expenses	$ -	$ 79	$ 605
Subtract tax benefit	-	17	81
Net one-time merger related expenses	$ -	$ 62	$ 524
Net income (GAAP)	-	5,290	4,007
Net income with out one-time merger expenses (non-GAAP)	$ -	$ 5,352	$ 4,531

Adjusted diluted earnings per share
Net income without one-time merger expenses (non-GAAP)	$ -	$ 5,352	$ 4,531
Average diluted shares	-	8,732,290	7,965,893
Adjusted diluted earnings per share (non-GAAP)	$ -	$ 0.61	$ 0.57

Adjusted return on assets
Net income with out one-time merger expenses (non-GAAP)	$ -	$ 5,352	$ 4,531
Average assets	-	2,028,923	1,729,690
Adjusted return on average assets (non-GAAP)	-	1.06%	1.05%

Adjusted return on tangible common equity
Net income with out one-time merger expenses (non-GAAP)	$ -	$ 5,352	$ 4,531
Average tangible common equity	-	168,443	152,276
Adjusted return on average tangible common equity (non-GAAP)	-	12.71%	11.90%

Ratio Summary:
Return on average equity	10.25%	10.87%	9.81%
Return on average tangible common equity	11.73%	12.56%	10.53%
Return on average assets	1.02%	1.04%	0.93%
Tangible common equity to tangible assets	9.10%	8.72%	8.27%
Net interest margin, tax equivalent	3.43%	3.55%	3.42%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 21% applicable tax rate.

(4) Ratios for the three month periods have been annualized.

(5) Net interest income divided by average interest earning assets.

(6) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

(7)   This earnings release and selected financials contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding MutualFirst's results of operations or financial position. This table shows non-GAAP financial measures and  the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945